EXHIBIT 21.1

DSW INC.
LIST OF SUBSIDIARIES

Ref. No.	Name	Jurisdiction of Incorporation	Parent Company No.
1	DSW Inc.	Ohio	N/A
2	DSW Shoe Warehouse, Inc.	Missouri	1
3	Brand Card Services LLC	Ohio	1
4	DSW Information Technology LLC	Ohio	1
5	eTailDirect LLC	Delaware	2
6	Ebuys, Inc.	California	2
7	DSW MS LLC	Ohio	1
8	DSW Leased Business Division LLC aka Affiliated Business Group	Ohio	2
9	810 AC LLC	Ohio	1
10	DSW PR LLC	Puerto Rico	2
11	Retail Ventures Services, Inc.	Ohio	7
12	DSW Shoe Warehouse Lux S.a.r.l.	Luxembourg	2
13	DSW Canada TS, Inc.	Canada	12